Exhibit 99.1

Press Release

e-DMEC Announces Significant Increase in Sales Orders for June 2003
Friday June 20, 7:01 am ET

WALNUT, Calif.--(BUSINESS WIRE)--June 20, 2003--Diamond Entertainment Corporation (the "Company"), dba e-DMEC, (OTCBB:DMEC - News), a distributor of videocassette and DVD titles to the budget home video and DVD markets, announced today receipt of significant sales orders for its DVD titles for June 2003 shipment.

Sales orders totaling over $200,000 were received, thus far, in June 2003 from primarily three major customers, consisting of a national multi-department store chain, a national military retailer, and a major distributor of entertainment products who distributes for the most part to large mass merchandisers and chain stores. The Company's product strategy of offering its new DVD double pack program contributed toward securing these large orders. The Company anticipates receiving several sizeable orders in July 2003, utilizing this same strategy by targeting new and existing customers. The Company is projecting an increase in sales volume for the remainder of its fiscal year.

The Company has significantly reduced its outstanding debt and reduced its operating costs during fiscal 2003. It is currently focused on, among other things, new product development and the expansion of its business horizon by actively seeking merger/acquisition candidates in different business segments that logically complement the Company's business style. There can be no assurances that the Company will be able to identify a suitable merger/acquisition candidate or effect any such merger/acquisition upon terms acceptable to the Company.

About Diamond Entertainment Corporation

Diamond Entertainment Corporation develops, markets, and distributes multiple lines of high-quality products. Diamond markets and sells videocassette and DVD (Digital Video Disc) titles to the budget home video and DVD markets through national and regional mass merchandisers, department stores, drug stores, supermarkets, and other similar retail outlets. Diamond's other products and services include sundry and general merchandise and contract Replication & Duplication Services. To add to its traditional distribution-focused businesses, Diamond is placing a major emphasis on Internet e-focused business strategies through its website, www.e-dmec.com, by introducing new video titles and promotional programs.

SAFE HARBOR STATEMENT

This news announcement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management, as well as assumptions made by and information currently available to the Company or management. When used in this news announcement, the words "anticipate," "believe," "expect," "estimate," and "intend," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties, and assumptions, including the risks and uncertainties in this announcement and in the Company's Forms 10-KSB for the year ended March 31, 2002, filed July 16, 2002; Form 10-QSB for the quarters ended June 30, 2002, September 30, 2002, December 31, 2002; and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:

     Diamond Entertainment Corporation

     Fred Odaka, 909/839-1989

            Fax: 909/869-1990